PROMISSORY NOTE

$8,000.00	Date: February 12, 2013

Amount; Interest Rate FOR VALUE RECEIVED, the undersigned, On-Air Impact, Inc. (“Maker”), hereby promises to pay to the order of Virginia K. Sourlis (“Holder”), at such address or such other place as designated in writing by the Holder, the principal sum of Eight Thousand DOLLARS ($8,000.00), and interest on the outstanding principal balance from the date hereof at the rate of 0.0% per annum.

Payment Schedule The principal amount and interest of this Note shall be payable within one (1) year from the date hereof. All payments hereunder shall be applied first to interest then to principal.

Waiver of Presentment The undersigned waives presentment for payment, demand, protest and notice of protest and of non-payment.

Delay; Waiver The failure or delay by the holder of this Note in exercising any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The holder of this Note may not waive any of its rights except by an instrument in writing signed by the holder.

Prepayment The undersigned may prepay all or any portion of the principal of this Note at any time and from time to time without premium or penalty. Any such prepayment shall be applied against the installments of principal due under this Note in the inverse order of their maturity and shall be accompanied by payment of accrued interest on the amount prepaid to the date of prepayment.

Headings The headings of the sections of this Note are inserted for convenience only and shall not be deemed to constitute a part of this Note.

Amendment This Note may not be amended without the written approval of the holder.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on the day and year first above written.

ON-AIR IMPACT, INC.

/s/ Dorothy A. Whitehouse
Dorothy A. Whitehouse
Director and President